As filed with the Securities and Exchange Commission on April 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ZEP INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0783366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Zep Inc.

1310 Seaboard Industrial Boulevard NW

Atlanta, Georgia 30318-2825

(Address of principal executive offices)

Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan

(Full title of the plan)

Philip A. Theodore

Vice President, General Counsel and Corporate Secretary

Zep Inc.

1310 Seaboard Industrial Boulevard, NW

Atlanta, Georgia 30318-2825

(404) 603-7952

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	678,110	(1)	$17.95	(2)	$12,172,074.50	(2)	$1,567.76
Preferred Stock Purchase Rights		(3)	N/A		N/A		N/A
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as a result of any future stock split, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low sales prices per share ($17.95 per share) of the common stock of Zep Inc. as reported on the New York Stock Exchange on April 7, 2014.

(3)			The Preferred Stock Purchase Rights initially trade with the Common Stock and are not currently exercisable.

EXPLANATORY NOTE

Zep Inc. (the “Registrant” or the “Company”) previously filed a registration statement on Form S-8 on November 5, 2007 (File No. 333-147157) (the “2007 Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Zep Inc. Long-Term Incentive Plan (the “Long-Term Plan”).  The Company is filing this registration statement on Form S-8 (the “Registration Statement”) to register 678,110 shares of Common Stock (the “Amended Omnibus Plan Shares”) to be issued to associates of the Company and certain of its subsidiaries, and directors and consultants of the Company pursuant to the Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan (the “Amended Omnibus Plan”), 398,110 shares of which were previously registered under the 2007 Registration Statement and 280,000 of which are newly authorized shares approved by the Company’s stockholders on January 7, 2014.  The Company is filing this Registration Statement to register all of the Amended Omnibus Plan Shares.  The Amended Omnibus Plan replaces the Long-Term Plan and the 2010 Omnibus Incentive Plan (the “Prior Plans”) and, therefore, all outstanding awards under the Prior Plans shall be deemed to be awards granted under the Amended Omnibus Plan and shall be administered according the terms of the Amended Omnibus Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees of the Company and certain subsidiaries and to directors of the Company as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference

The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

(1)                    Annual Report on Form 10-K for the year ended August 31, 2013 filed on November 5, 2013;

(2)                    Quarterly Reports on Form 10-Q for the quarters ended November 30, 2013 and February 28, 2014 filed on January 6, 2014 and April 7, 2014, respectively;

(3)                    Current Reports on Form 8-K filed on October 7, 2013, January 9, 2014, January 29, 2014, and March 31, 2014.

(4)                    The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10/A (File No. 001-33633) dated October 10, 2007, filed under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement.

ITEM 4.    Description of Securities

Not applicable (the Common Stock is registered under Section 12(b) of the Exchange Act).

ITEM 5.    Interests of Named Experts and Counsel

The validity of the securities registered hereunder has been passed upon for the Company by Philip A. Theodore, Vice President, General Counsel and Corporate Secretary of the Company.

ITEM 6.    Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the statute, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•                  to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•                  the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•                  the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Company’s bylaws grant its directors and officers a right to indemnification to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the company or (ii) by reason of the fact that, while they are or were directors or officers of the company, they are or were serving at the request of the company as a director, officer or employee of another enterprise. The Company’s bylaws further provide that an advancement for any such expenses shall only be made upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by the Company.

The Company’s certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company has entered into indemnification agreements with certain of its directors and officers. These agreements require the Company to indemnify these directors and officers with respect to their activities as directors or officers of the Company or when serving at the Company’s request as a director, officer, or trustee of another corporation, trust or other enterprise against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal, administrative, or investigative) to which they are, or are threatened to be made, parties as a result of their service to the Company. The Company will agree to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee (i) the benefits provided by the Company’s certificate of incorporation and By-laws in effect on the date of the indemnification agreement; (ii) the benefits provided by the Company’s certificate of incorporation and By-laws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which the Company exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by the Company; and (vi) such other benefits as may be otherwise available to indemnitee under the Company’s existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee, or agent of the Company with respect to suits or proceedings arising out of acts or omissions during his service to the Company. Each indemnitee will agree to notify the Company promptly of any proceeding brought or threatened and not to make any admission or settlement without the Company’s consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

The Company maintains directors’ and officers’ liability insurance for its directors and officers.

ITEM 7.    Exemption from Registration Claimed

Not applicable.

ITEM 8.    Exhibits

Exhibit No.	Description
5.1*	Opinion of Philip A. Theodore.

10.1	Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan, filed as Annex B to the Company’s Proxy Statement, filed with the Commission on November 19, 2013 and incorporated herein by reference.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Philip A. Theodore (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

* Filed herewith.

ITEM 9.    Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes with respect to each Plan required to be submitted to the Internal Revenue Service (“IRS”) that it will submit or has submitted such Plan to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify such Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 11, 2014.

ZEP INC.

By:	/s/ Mark R. Bachmann
Mark R. Bachmann Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes, and appoints Mark R. Bachmann and Philip A. Theodore and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, together with exhibits to any such registration statement or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 11, 2014.

Signature	Title

/s/ John K. Morgan	Chairman of the Board, President and Chief Executive Officer
John K. Morgan	(Principal Executive Officer)

/s/ Mark R. Bachmann	Executive Vice President and Chief Financial Officer
Mark R. Bachmann	(Principal Financial and Accounting Officer)

/s/ Ronald D. Brown	Director
Ronald D. Brown

/s/ O.B. Grayson Hall, Jr.	Director
O.B. Grayson Hall, Jr.

/s/ Timothy M. Manganello	Director
Timothy M. Manganello

/s/ Sidney J. Nurkin	Director
Sidney J. Nurkin

/s/ Timothy T. Tevens	Director
Timothy T. Tevens

/s/ Joseph Squicciarino	Director
Joseph Squicciarino

/s/ Carol A. Williams	Director
Carol A. Williams

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Philip A. Theodore.

10.1	Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan, filed as Annex B to the Company’s Proxy Statement, filed with the Commission on November 19, 2013 and incorporated herein by reference.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Philip A. Theodore (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

*Filed herewith.